UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker

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1(a) NAME OF ISSUER (Please type or print)

                    UNITED-GUARDIAN, INC.
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1(b) IRS IDENT. NO.                    |(c) SEC FILE NO.
                                       |
    11-1719724                         |    1-10526
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1(d) ADDRESS OF ISSUER              STREET

  230 Marcus Blvd., P.O. Box 18050
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1(d)      CITY                       STATE                  ZIP CODE

       Hauppauge                       NY                     11788
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1(e) TELEPHONE
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     AREA CODE           |   NUMBER
                         |
        631              |   273-0900
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

      Henry P. Globus
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2(b) IRS IDENT. NO.                    (c) RELATIONSHIP TO ISSUER

     ###-##-####                                Director
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2(d) ADDRESS                        STREET

     12964 E. Sahuaro Drive
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2(d)      CITY                      STATE                  ZIP CODE

       Scottsdale                     AZ                     85259
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the SEC File Number.

                                               __________
                                              |  SEC USE |
3(a)          |(b)                            |  ONLY    | (c)          |(d)        |(e)         |(f)            |(g)
Title of the  | Name and Address of Each      |__________|  Number of   | Aggregate | Number of  |  Approximate  |Name of Each |
Class of      | Broker Through Whom the       |  Broker- |  Shares or   |  Market   | Shares or  |  Date of Sale | Securities  |
Securities    | Securities are to be          |  Dealer  |  Other Units |  Value    | Other Units|  (See instr.  |  Exchange   |
to be Sold    | Offered or Each Market        |   File   |  to be Sold  |(See instr.| Outstanding|     3(f))     |(See instr.  |
              | Maker who is Aquiring the     |  Number  |  (See instr. |   3(d))   | (See instr.|  (MO. DAY YR.)|   3(g))     |
              | Securities                    |          |     3(c))    |           |    3(e))   |               |             |
              |                               |          |              |           |            |               |             |
              |                               |          |              |           |            |               |             |
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              |                               |          |              |           |            |               |             |
              | Charles Schwab & Co., Inc.    |          |              |           |            |               |             |
Common        | 9601 East Panorama Circle     |          |  2,000       |  $15,300  | 4,929,539  |  11/15/04     |    AMEX     |
              | Englewood, CO 80112           |          |              |           |            |               |             |
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INSTRUCTIONS:
1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer'S S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debit securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

                         TABLE I - SECURITIES TO BE SOLD

    Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

                                             | Name of Person           |
                                             | from Whom Acquired       |  Amount of |
Title of  |Date You  |      Nature of        | (If gift, also give date | Securities | Date of  |                               |
the Class |Acquired  |Acquisition Transaction| donor acquired)          |  Acquired  | Payment  |     Nature of Payment         |
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          |          |                       |                          |            |          |                               |
          |          |                       |                          |            |          |                               |
Common    | 11/15/04*| Cashless exercise of  |  United-Guardian, Inc.   |  2,000     | 11/15/04*|   Cashless exercise           |
          |          | stock option through  |                          |            |          |                               |
          |          | Broker                |                          |            |          |                               |
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INSTRUCTIONS:

1. If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.



              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.


                                                                               Amount of     Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Securities    Proceeds
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REMARKS: * This filing is to report the future cashless exercise of a stock option. For that reason the actual stock acquisition date and date of payment will coincide with the date of sale of the stock, since the exercise of the stock option, acquisition of the stock, and sale of the stock will all happen concurrently.

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which have not been publicly disclosed.


         11/15/04           /s/ Henry P. Globus by Ken Globus, Atttorney-in-fact
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      (DATE OF NOTICE)                    (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

     Any copies not manually signed shall bear typed or printed signatures.

  ATTENTION: Intentional misstatements or omission of facts constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).